UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200

Littleton, Colorado 80127

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 7, 2015, Ur-Energy Inc. (the “Company”) announced the results of a recently completed updated uranium resource estimate of the Company’s Lost Creek Property, pursuant to Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”). The resource estimate reflects the second increase in the Company’s resource estimate during 2015. The increase is the result of an updated resource estimation from wellfield development drilling in Mine Unit 2 (MU2) and the results of the second phase of the 2015 Lost Creek Property exploration drilling program. In addition, all previously-identified Lost Creek Property resources were revised using a 0.20 grade-thickness (GT) cut-off. The incorporation of this new, lower GT cut-off is the result of better-than-expected uranium recoveries from mining operations, as reported in the June 17, 2015 NI 43-101 technical report authored by TREC, Inc., titled “Technical Report for the Lost Creek Property, Sweetwater County, Wyoming.” The Lost Creek Property consists of six contiguous project areas totaling approximately 42,000 acres. The Lost Creek Project is the fully-permitted and licensed project where uranium production operations began in 2013.

The current mineral resource estimate for all of the Lost Creek Property, at a 0.20 GT cut-off, after subtraction of 1.358 million pounds of Mine Unit (MU1) production (through September 30, 2015), is 13.25 million pounds eU3O8 in the Measured and Indicated categories, and 6.44 million pounds eU3O8 in the Inferred category. This revised resource estimate represents a net increase to the Lost Creek Property (all project areas) of 3.15 million pounds eU3O8 in the Measured and Indicated catagories and 1.40 million pounds eU3O8 in the Inferred category when compared to the previous estimate in the June 17, 2015 Technical Report.

Resources are classified as Measured, Indicated and Inferred as defined in Section 1.2 of Canadian NI 43-101 Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (May 2014).

The revised resource total for the Lost Creek Property is derived from the following three areas:

In anticipation of commencing production in MU2 in 2016, wellfield drilling for this mine unit was initiated in July 2015. The revised MU2 resource estimate is based on drilling results from 138 close-spaced pattern wells, 20 monitor wells and 22 delineation drill holes. This resource re-estimation for MU2, based on increased drill hole density and the lower 0.20 GT cut-off, resulted in an increase of 682,000 pounds eU3O8 of Measured and Indicated resource and 185,000 pounds eU3O8 of Inferred resource.

A 150-hole exploration drilling program was conducted in 2015 immediately south and east of MU1. The primary goal of this program was to characterize three previously-identified mineralized sand units (FG, HJ, and KM). The exploration program was conducted in two phases, with the first phase completed during Q1 2015, and previously reported as a part of the June 17, 2015 Technical Report. Ninety-one exploratory holes were drilled in Phase 1 (total, 51,535 ft). Phase 1 successfully extended several mineralization trends and increased resources within three mineralized horizons by 121,000 pounds eU3O8 of Measured and Indicated resources and 296,000 pounds eU3O8 of Inferred resources. In Q3 2015, the second phase of the exploration program, consisting of 59 drill holes (total, 24,760 ft), was completed. An additional 18,000 pounds eU3O8 of resources in the Measured and Indicated categories and 202,000 pounds eU3O8 of resources in the Inferred category were added.

The June 17, 2015 Technical Report reported resources for MU1 and Phase 1 of the 2015 exploration program at a revised 0.20 GT cut-off, based upon information gained through production operations. In that report, resources from the remainder of the Lost Creek Property were reported at the original 0.30 GT cut-off, with the recommendation to update these resources at the lower GT cut-off. Company geologists have completed this re-estimation, which involved the re-mapping of all mineralized trends within all host sand horizons for the Lost Creek, LC East, LC South, LC North and LC West Projects. Using the lower GT cut-off value in the resource estimation process, there was a net increase of 2.446 million pounds eU3O8 in the Measured and Indicated categories, and 1.015 million pounds eU3O8 in the Inferred category. There was a slight decrease in average grades of most resource areas because of the lowered GT cut-off value.

An updated NI 43-101 technical report whose purpose is to update the Lost Creek Property resource estimate within the Preliminary Economic Assessment of the Lost Creek Property, Sweetwater County, Wyoming, will be filed within 45 days of December 7, 2015.

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources

The information set forth in this Item 8.01 uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources” and “Inferred Mineral Resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize these terms. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into Mineral Reserves. Our Measured, Indicated and Inferred Mineral Resources have been estimated in compliance with definitions set out in NI 43-101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2015

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
	Name:	Penne A. Goplerud
	Title:	Corporate Secretary and General Counsel